Exhibit 99.1

Fourth Quarter 2007
Earnings Conference Call
March 24, 2008

Operator:  Please stand by; we are about to begin.

Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Force Protection Investor conference call. During the presentation, all participants will be in a listen only mode. After the speakers remarks, you will be invited to participate in a question and answer session. As a reminder, ladies and gentlemen, this conference is recorded today, March 24, 2008. I would now like to turn the conference over to Mr. Tommy Pruitt, Force Protection’s Senior Communications Director. Please go ahead, sir.

Tommy Pruitt

Thank you. Certain statements in this presentation including without limitation, statements relating to the Company’s business expectation for the remainder of 2008, statements relating to the beliefs of management of Force Protection, expectations or opinions and all other statements in this presentation other than historical facts are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934 which are intended to be covered by the Safe Harbor created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from expected or planned results.

In addition to the statements discussed above certain other statements are forward-looking including without limitation the number of vehicles the Company expects to deliver in 2008, the value of the sustainment and remanufacture orders that the Company may receive during 2008, our ability to secure foreign military sales for our products, our relationships with the United States Department of Defense, General Dynamic Land Systems, and DRS Sustainment Systems Inc., our ability to develop and diversify our new product offerings, the desirability of the Cheetah vehicle as an interim solution for our customers, our ability to engage a new nationally recognized audit firm, our ability to address the disclosed material weaknesses over internal control or other business systems and our beliefs about the pending class action lawsuits. These statements are subject to numerous risks and uncertainties including but not limited to the risks detailed in our annual report on Form 10-K for the year-ended December

31, 2006, and other reports filed by the Company with the Securities and Exchange Commission. I would now like to turn the conference call over to Michael Moody, our Chief Executive Officer. Michael?

Michael Moody

Thank you, Tommy. Good afternoon, and thank you for joining us. My name is Michael Moody and I’m the Chairman and Chief Executive Officer of Force Protection; with me today to answer questions are Frank Scheuerell, our interim Chief Financial Officer; and Damon Walsh, the Executive Vice President of Customer Operations. I will start by thanking you for your patience.

Let me begin today’s remarks with a little information about my history with Force Protection. I joined the Board of Directors in September 2006. In September 2007, the Board asked that I assume the role of President. Due to the departure of our former Chief Executive Officer, I was appointed Chairman of the Board of Directors and interim CEO. As of March the 1st, of this year, the Board appointed me as the Chief Executive Officer. I bring to this role 30 years of business management and finance experience, in some difficult turnaround situations. I understand the issues facing Force Protection, and believe there’s a strong future for this Company. We are very aware that there’s a demand for the Company to address some of the announced recent events and its strategic direction. We are going to do our best to address that need in these remarks today and then to answer your questions.

It had been our plan to hold this call following the filing of our 2007 Form 10-K so that we could speak both to the numbers as well as to our strategic and competitive direction. As you may have seen we continue to be faced with the delay in the completion of our 2007 Form 10-K. As a result of that as I’m sure you can appreciate, our ability to speak to the numbers is somewhat limited. We will give you what information we can but we’re not in a position to to give any additional detail. We will hold another conference call to discuss the financials as soon as we file our 2007 Form 10-K.

There are a number of topics, however, that we feel it is important to address today. First off, we’d like to address the most pressing issue for our investors which is the MRAP program, our outlook for the program and specifically, the recent round of orders. I think everyone is aware that MRAP is the Department of Defense program for vehicles that exists because of Force Protection’s innovation and development. We developed these survivability solutions well before the need for these vehicles is fully understood by our customer. This kind of forward thinking research and development is at the core of the Company and its culture.

At the time the MRAP program began, we were a development stage Company, and although we were increasing our production, our capability did not match the growth of demand that developed for these vehicles. To put this into perspective, MRAP which only began as a program in the Fall of 2006 has since received approximately 23 billion of funding, while we increased our production capability and quickly created some partnerships to ramp up production, the size and speed of this program opened the door for competitors.

While we continue to believe that we build the best vehicles in the category, other companies were viewed as better positioned to fill delivery requirements. We were obviously disappointed by the decision of the Army to select competitive vehicles for their fleet. We believe that orders will be based on production capability, meeting or exceeding delivery schedules, survivability and sustainability are the major contributing factors for future awards. There were two key elements to the December order. The first was the U.S. Marine Corps’s decision to reduce the size of its MRAP acquisition. Up until the day before the order we have been advised the customer was going to order between 1500 and 1600 Cougars, when the Corp. reduced its requirement, this directly impacted our order and we also believe the Army selected their MRAP vehicles based on commonality with their existing fleet. Further, we believe that our shortfall was in regard to customer service, but other larger capable defense contractors and truck manufacturers were up to the game.

Particularly at present and existing relationships at TACOM, existing sustainment capabilities for speed with which we responded engineering change requests, and the ability of our large competitors to tap into powerful Congressional delegations. We have taken and will continue to take steps to create better relationships with our Department of Defense customers such as having a presence with TACOM and Syscom. We have excellent products and an excellent value for our customer. We will continue to build on the relationships we have with all of our customers.

We’ve been very pleased with our relationship with General Dynamics Land Systems. As you know, we teamed up to serve the Marine Corps with their requirement for MRAP. We believe we’ve done a very good job with GDLS on this program and our relationship with the Marine Corps has been and continues to be strong. Force Protection has since we began delivered 2805 blast resistant vehicles to our customers around the world. In 2008, we expect to deliver 1134 vehicles and we’ve shipped 264 vehicles through the end of February 2008. The total revenues for the vehicles expected to ship in 2008 for Force Protection is approximately $580 million. As you know, work under the MRAP program is conducted in conjunction with Force Dynamics, our subcontracting relationship with GDLS. I want to take a moment to clarify the way we account for this work. Because of the way the relationship is currently set up, all of GDLSs revenue for MRAP Cougars shows on our income statement, but it’s essentially a pass through. We recognize the revenue allocated to GDLS and record the same amount as a cost of goods sold.

While the current MRAP acquisition program is expected to be complete in 2008 as we satisfy the requirement, we do expect considerable service and sustainment work due to either combat losses or because of wear and tear on existing fleet and some level of remanufacture activity. As you may know, these vehicles seek tremendous duty usage hours and are operating in a punishing environment for equipment. Beyond this, the threat the vehicles face has continued to evolve since our first deliveries, and there are substantial improvements that have been made to the current vehicles. We expect that the customer will be upgrading the fleet to reflect the current specifications. Obviously the level of remanufacture activity will be dependent on many variables which are very difficult to quantify, but we do expect this to generate significant business over a lengthy period.

A final word on the partnership with GDLS. The original relationship was structured somewhat narrowly to reflect the requirements and opportunities for MRAP at the time. We are reexamining our relationship to reflect the progress of the opportunities in a broader and more strategic way. We’re very proud to have a partnership with one of the largest and most capable defense contractors in the industry. Our vehicle business also extends to foreign military customers. Several weeks ago we announced an order for 174 vehicles to the United Kingdom Ministry of Defense and a small order for 10 vehicles for the Italian Ministry of Defense. We do not share these revenues or any associated service and support work. We think there’s a good market opportunity for additional foreign military customers for our fleet of vehicles. We’re working hard to secure additional orders at the moment and while we have nothing to announce as yet, we are hopeful that we can supplement our backlog and diversify our customer base through this effort.

To sum up on MRAP and foreign vehicle sales and put some numbers to it, Force Protection currently has 870 vehicles in the backlog for the remainder of 2008. This includes work for the Marine Corps and vehicles for the United Kingdom and Italy. This equates to approximately $450 million of net backlog for Force Protection. On top of that as I’ve described, is the sustainment and support work and potential remanufacture for additional foreign military orders. We believe that this business is going to generate a significant amount of cash for us. As our vehicle business stabilizes and begins to be driven more by sustainment, remanufacture, and international orders, we believe we can achieve significant working capital efficiencies.

Our current cash level is approximately $70 million. We have no significant long term debt on our balance sheet and we currently believe we have sufficient capital to operate our business and to pursue strategic initiatives by working hard to diversify our business through product offering and customer, by keeping focus on survivability solutions. With respect to vehicles this includes Cheetah as well as our development efforts for JLTV through our partnership with DRS Technologies.

I’d like to address the status of the Cheetah initiative first. Cheetah is essentially a small relatively agile and mobile vehicle that offers a very high level of blast and ballistic protection. MRAP protection level is excellent, but generally these vehicles are limited to road use. Cheetah is significantly more flexible in parts of terrain you can traverse and for urban use. The single fact is that Cheetah offers similar capabilities to the Humvee but offers a much better level of protection. We believe the Cheetah directly addresses, as in MRAP, an urgent and evolving need.

The Company incurred risk in purchasing a production facility for Cheetah before it had any orders. This was intended to avoid the lack of immediate capacity for the impacted our ability to get a larger share of MRAP. The capital cost for Roxboro is significant, totaling approximately $20 million. With that total, it’s important to recognize that there’s about $11 million of capital equipment, all of it essentially brand new and about $9 million of cost in the real estate and property improvements. Additionally, we have materials to manufacture approximately 100 Cheetah vehicles.

The development of the Cheetah gives us an excellent start on developing a vehicle for JLTV. There is no doubt that this program is going to see an intense level of competition. The potential size of the JLTV program is into the tens of billions of dollars and the field of competitors includes some excellent and capable defense companies. All of that said, we believe that our vision for blast and ballistic design combined with DRSs strength in command and control systems and integration work makes for a strong contender. We’re excited about this opportunity to work closely with DRS and to build another important relationship.

Additionally we believe that the research and development work that will go into this effort is likely to be approved in any number of capacities. The reality of the tactical wheeled vehicle market is that it has been and continues to be fluid. The needs and capabilities of the fleet continue to involve in the face of an evolving threat level for the current conflicts. Given that, we know a few things for certain. The entire tactical wheeled world fleet needs to be designed to accommodate significant levels of blast and ballistic protection, and that there’s a need for heavily protected subset of the fleet across light, medium, and heavy platforms, and that we have an area of expertise that plays directly into those needs.

To leverage this opportunity, we need to address a number of challenges. It is extremely important to this organization and an absolute priority that we resolve our financial reporting issues. Finance is one of the areas that we need to improve, we were very pleased to be able to name Francis Scheuerell as our interim Chief Financial Officer. He has direct experience in turnaround situations, and I’m confident that he can help bring the finance and IT department here at Force Protection up the curve very quickly. As you may have seen in our Form 8-K filings this afternoon, our auditor has resigned. We are currently talking with a new nationally recognized audit firm to complete the restatement and the Form 10-K. While this is going to take us a bit more time and efficiencies are not going to be cured overnight the process to resolving the issue is well under way.

We’ve also made changes to the management of the Company, we’re breaking down some silos and creating a more flexible and responsive management structure for each of our programs and initiatives. It is our intent to create efficiencies, instill a greater level of accountability across all areas of the business, create a more responsive organization from the standpoint of the customer and their partnerships and to adjust the culture to reflect the value of cooperative business practices. Our culture is and has been firmly rooted in product development and design, but we now expanding our culture to ensure there’s a focus on the customer and sustainment. This is essential if you go forward.

Another important area of change that we’ve begun to address is the way we communicate with a wide range of stakeholders. As you may know, we’ve had ICR, a capable Investor Relations organization to directly address our relationship with shareholders. Today’s call is certainly part of that effort and we intend to make regular disclosures and comprehensive conference calls a routine part of our communications. I think to a great extent the Force Protection Corporate story has been told for us. We believe that this is linked to some misperception and in accuracy for investors on Capital Hill and in the media. We’ll be more proactive with all of our audiences.

In keeping with that policy and in relation to any inaccuracy or misperception that might have existed I would like to make a few brief comments on the class action lawsuits that have been recently filed. I’ve been given the obvious and generally good advice that it’s never a good idea to comment on litigation outside the courtroom. That having been said, I’d like to say a couple of things. First, I’ll reiterate that we believe that we have, in Cougar and Buffalo, the best vehicles in the marketplace. There are literally thousands of young men and women walking around today who would not be alive had they not been in our vehicles. We take great pride in this and it’s the single most important motivating factor in our business. We take what we do and how important our vehicles are with the utmost seriousness.

Secondly, we do not believe that these lawsuits have merit and intend to vigorously defend ourselves against them. That’s the extent to which I will comment on this issue. With respect to our restatement, at this point I can only restate what we’ve previously noted, namely that we currently expect to report approximately $835 million in revenues for fiscal 2007 year, and that our net income is expected to be approximately flat for the fiscal 2006 level of $17 million. Additionally the errors that were made appear to have been in connection with the receiving of materials and accounts payable accounting. I’d like to take some time to answer your questions. Please bear with me because until the Form 10-K is filed we’re not in a position to answer directly with respect to our numbers. Similar, I hope I made it clear that we won’t comment further on the class action lawsuits.

Before we take your questions, I’d like to summarize by saying that we believe there are significant opportunities to develop our business, we have good capital resources now, and expect it in the future. We have significantly developed our physical infrastructure and production capabilities. We continue to have an excellent opportunity with Cheetah of which we think there is an urgent and developing need. We have excellent partners with General Dynamics and DRS, and we’ll continue to leverage those relationships. We’re focused on doing the necessary work, to improve those portions of our operation that need improvement. We have a forward thinking and highly capable and research and development effort. Perhaps most importantly, we’re adjusting our leadership and our culture to be much more appropriate for the opportunities in front of us. Thank you, and I’d like to now open the call for questions.

  QUESTION AND ANSWER

Operator

Thank you. The question and answer session will be conducted electronically.  If you would like to ask a question, please do so by pressing the star key, followed by the digit one on your touchtone telephone.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, that is star, one, to ask a question.We’ll start with Chris Donaghey with SunTrust Robinson Humphrey.

Chris Donaghey

Hi, good afternoon, Michael, and thanks for hosting this conference call. First of all, on the third quarter accounting issue, can you just clarify or provide any kind of detail? Is that limited to just the third quarter of 2007 as far as you have been able to tell?

Michael Moody

Chris, thank you for joining us. We’re not in a position to comment anything, on anything in relation to the 2007 accounts at this stage.

Chris Donaghey

Okay. So getting back to the business then, the potential upgrade program for the Marine Corps, can you talk about how that would be treated in the factory? Is this very much analagous to building a new vehicle? Is there the potential for it to be stripped down and rebuilt to a common protection level? I think if you look back at the December order, there were some pretty significant engineering change from proposals that were part of that and I’m assuming that there are some upgraded protection packages. Are we talking about upgrading the fleet to some common protection package?

Michael Moody

The remanufactured program could take any of a number of forms and as I’ve indicated we’re not clear exactly what that will be, but what I might ask is if Damon Walsh could say a few words on this. I know he’s been in discussion with the Marines on this subject.

Damon Walsh

Hi, Chris. We’re working with the Corps to lay out different options for them to go back and it is addressing the entire fleet to include legacy, JERVV and HEV’s to layout a program along the lines of the Abrams tank, aim and set programs where they can pick and choose from everything from just installing new electrical components all the way up to dropping a new engine into the capsule, some of that work would involve bringing the capsule back, carrying it all the way down and remanufacturing. Some of it might involve fieldwork, but we’re working with the Corps to identify and lay out timelines and budget options for them going forward.

Chris Donaghey

Okay, great. Thanks and then on the international market opportunity, is there anyway to put any parameters on the relative size of that market? We know the U.S. Military is currently somewhere around 15,000 potential vehicles, and we’ve seen the British move at a pretty fairly rapid pace to expand their fleet from an initial 80 to now almost I guess 300 vehicles or so with the latest order. Is there any way to put some kind of parameters around the size of the international market, at least as far as you’ve been able to tell?

Michael Moody

Obviously, there are some reasonably large forces and you talked about the United Kingdom. I think the reality is that in terms of number of markets, the numbers are likely to be somewhat less than that but an accumulation of those obviously can be a reasonably significant number. I don’t know at this stage that we’re in a position to put any specific numbers to it. But obviously, the vehicle has the survivability sustainability record and it’s a vehicle that does the job, so there are a number of countries that are interested this vehicle.

Chris Donaghey

Okay, great and then just one last question, on the Cheetah vehicle itself, the Marine Corps obviously has had more - has spent more time with that vehicle, I think, last year toward the facility drove the Cheetah and the Marine Corps actually published a story on this. Given the delays in that program, can you just comment on the interest level for the Marine Corps, in particular, given that we’re a little bit behind schedule on where the Cheetah is today?

Michael Moody

It’s really life as you look at it today. There is significant interest in the vehicle. We believe there is an operational need for this vehicle, certainly our understanding is that a vehicle with these capabilities is likely to be of enormous value particularly in Afghanistan, to some extent in Iraq, that’s certainly the messages that we’re hearing.

Damon Walsh

There’s a lot of demand for something that’s better than a Humvee but not as heavy as the MRAP fleet. We seem to step right into that.

Chris Donaghey

Okay, great, and thanks again for hosting this call, Michael.

Michael Moody

Thank you very much.

Operator

We’ll take our next question from Tim Quillin with Stephens Inc.

Tim Quillin

Good afternoon. Let me also say thank you for reaching out to the investment community.

Michael Moody

Thank you.

Tim Quillin

In terms of some of the goals that you laid out for ‘08 I just want to make sure that I got the numbers right. Was 1134 vehicles for all of ‘08 and 264 through February?

Michael Moody

That is correct. That’s Force Protection only. That is just our vehicles, yes.

Tim Quillin

Okay and that’s $580 million, that doesn’t include the pass through revenue for GD?

Michael Moody

That is correct.

Tim Quillin

Now, does the $580 million include service though?

Michael Moody

No, it does not include service. That is purely for those vehicles.

Tim Quillin

Got you. And can you break down the 1134 by vehicle and is it all, are you only including what’s in backlog right now?

Michael Moody

Correct, there aren’t any vehicles where we have cargo, these are vehicles that are currently on order that we’re delivering to an order.

Tim Quillin

And how much of that is Buffalo?

Damon Walsh

It’s less than 100. It’s closer to about 75, 85 are Buffalos.

Michael Moody

In the 75 to 85 range.

Tim Quillin

Okay, and how much of the, how much of it is international or non-MRAP Cougar?

Michael Moody

A few hundred vehicles.

Tim Quillin

Okay. Great, and could you discuss a little bit, any specific opportunities that you might have on the international side?

Michael Moody

I don’t think that I can say anything more than I did in my comments. We are obviously actively seeking out international sales. Damon Walsh has specific responsibility for that area, just as we talked about, boosting up our presence with TACOM and other areas we’re strengthening our presence in terms of seeking out international opportunities. I can’t say anything more specifically than that but it’s an area we are extremely active in.

Tim Quillin

Okay, and then how do you think about right sizing the Company? I mean I think I had read where you might, kind of given the current backlog of vehicles might slow your production rate a little bit, and presumably right size your infrastructure but how do you manage the process of moving into, it’s not a post-MRAP world but a lower sustainment level on the MRAP program?

Michael Moody

We really are in a position where we, obviously there’s a lot of work at the Company to make sure we have a Company of the right size for the production we have at the moment for the sustainment and the other opportunities. So it’s just part of the normal operations of our business that we ensure that we have the right facilities and the right people. The only thing I’d say to you which I’m sure you’re all aware is this Company went through an extraordinary growth during, particularly during 2007, so it’s not that much different to where we are now to look at a Company that has different structure and different operations.

Operator

We’ll go next to Pat McBaine with Gruber & McBain.

Pat McBaine

Yes, good afternoon. Again, also thank you for holding this call. A lot of questions have been asked already by Chris and Tim but you mentioned one of the obvious areas of weakness as one looks back on the MRAP program was a lack of competitive lobbying and support on Capitol Hill. You’ve mentioned that’s obviously an area of focus but could you put any specifics behind that? Are you planning to meet with Lindsay Graham and a few others? He was on Face the Nation this weekend. He looks like he and John McCain want to stay in Iraq for a hundred years so he’s a pretty hard line guy. I would think that he could help you.

Michael Moody

Well, just generally, we are reaching out to all of our elected officials. We’re do canning that as an organization. I think it’s a very valuable thing for this Company to do. It’s something that I will do on an ongoing basis, I’m doing now and I’ll do on an ongoing basis. The elected officials that we’ve met and that’s been across a broad range of elected officials have been very receptive to the Company and have welcomed the communication.

Pat McBaine

Do you think that they’re well aware of what happened to you in the sort of sequencing of MRAP vehicle orders and do they find themselves embarrassed by having been out politicked?

Michael Moody

I don’t know about the second part of your question but the first I believe they’re aware of absolutely.

Pat McBaine

Okay. Could you just add a little bit of color to what you hope to get out of the DRS partnership?

Michael Moody

I think we talked about it in terms of what our goals and capabilities are and what theirs are. We obviously have the capabilities in terms of platforms. We have developed these vehicles with the survivability and sustainability and DRS brings us everything in their broad range of integration and all of the things that they have associated with them. We took the opportunity, both of these organizations took the opportunity of getting to know each other for awhile before we decided that this was worthwhile and I think that was extremely helpful. I think that there’s a good fit between these two organizations.

Pat McBaine

Specifically you see them helping in this remanufacturing or rebuild type program?

Michael Moody

No, the association, the DRS is centered around JLTV, so we are working with DRS in terms of responding to the RFP for JLTV, but I think both organizations recognize there are potentially other opportunities as well, but the relationship now with DRS is purely focused on JLTV.

Pat McBaine

And what’s the status of your issues with GAO? Has that been resolved or is that sort of an ongoing open case or where are you with that?

Michael Moody

I’m not exactly sure what you’re referring to. I’ll just make the general comment that obviously, we have oversight and review, but all of the appropriate government agencies and that’s just an ongoing topic for that business and it’s something which is, it’s important, it’s an important part of our business and an ongoing part of our business.

Pat McBaine

Okay. My understanding was that some time ago there were at least in their perspective some deficiencies in that area, just don’t know whether that was true or whether it’s been corrected .

Michael Moody

Would you be referring to the DCAA audit?

Pat McBaine

Yes.

Michael Moody

Yes, we advised I think in 2007 third quarter Q, there was some detail around this issue. We are actively looking to make the requirements that the DCAA has identified, related to providing the information the customer needs.

Pat McBaine

And then we hope to get Frank to sign on as a permanent CFO or if not, get a permanent CFO?

Michael Moody

No, I would like to get Frank to sign on. Frank is - will not be our regular ongoing CFO, even though he has been enormously helpful to this organization and will stay with us as long as he needs to, Frank indicated clearly to me that the he would like to see this as a interim position. Frank has other business interests and other involvements and is not in a position to do this; however we are technically involved in a search for a

Chief Financial Officer. It is a search which we’ll take the time necessary to find the direct person and Frank will be with us until that change takes place.

Pat McBaine

Okay, thanks, I’ll get back in the queue.

Operator

We’ll go next to Joe Maxa with Dougherty & Company.

Joe Maxa

Thank you. Michael, can you give us an idea how many vehicles you shipped in Q4?

Michael Moody

I can find out. It really relates to 2007, I’m not sure I specifically should comment on that at this stage.

Joe Maxa

Okay, I guess I was just looking at the production level versus what you’ve done so far this quarter. It looks like you’re on pace to do about 400 in Q1 based on your first two months of production. Is that the level you’re planning on? Do you expect to maintain that until you either get more orders or kind of run low on vehicles for production later in the year or do you expect to taper that down?

Michael Moody

That’s pretty much at current production. That’s pretty much how we see the production.

Joe Maxa

Yes.

Michael Moody

Going through, at least outside of the months.

Joe Maxa

So roughly 400 a quarter?

Michael Moody

Yes.

Joe Maxa

And so that will give you another couple of of quarters of vehicles and then at that point, if you don’t have more orders come in or significantly reduced, what would your plan be?

Michael Moody

Well, there’s a few things. One, obviously we’re looking for more orders but as you say if we don’t have any more orders coming in there’s the remanufacturing which we’re discussing with the customer, there’s all of our sustainment and support work, there’s the whole separate vehicle, the Cheetah, the Buffalo orders continue on, we tend not to talk about the Buffalo but it’s a long term recurring revenue business for us, and the orders for that reach way up into the future.

Joe Maxa

And that continue at 25 to 30 per quarter for what, a couple years or?

Michael Moody

We really shouldn’t go into that. We see it going out to some period of time.

Joe Maxa

And then when we look at just your production capability and you obviously have the two facilities, one up in Roxboro, does it make sense to consolidate those? What are your thoughts along that line?

Michael Moody

We’re actively looking at that at the moment. We’re really, in terms of what our current production levels are and in terms of where we are with orders obviously we need to consider what facilities we need. It’s a matter that’s under active consideration by the management at the moment and we would expect to come to some resolution in the next two to three months on that issue.

Joe Maxa

Right. And then again on the orders, the international orders and others, how many active RFPs do you have out there for the Cheetah and maybe the Cougar with international opportunities?

Michael Moody

Yes, probably about the range of about six.

Joe Maxa

Six, is that kind of a combination of the two then, like half Cheetah or half Cougar?

Michael Moody

It’s a combination.

Joe Maxa

All right that’s all I have right now, thank you.

Michael Moody

Thank you.

Operator

We’ll go next to Jim McIlree with Collins Stewart.

Jim McIlree

Okay, thank you. Good evening.

Michael Moody

Good evening, Jim.

Jim McIlree

Once you deliver on your existing backlog, what would be the total number of Cougars that you have, Cougar JERVV that you have deployed, and what I’m trying to get at is what would be the available market that could be remanufactured? So what would be the total number in the field and how many owned by the Marines which I think is most likely to get remanufactured.

Michael Moody

Yes, the number is around 4,000, it’s about 4,000 vehicles.

Jim McIlree

And would most of those be with the Marines or is that—?

Michael Moody

Yes.

Jim McIlre

Just a ballpark number how much with Marines?

Michael Moody

Well, the vast majority of those are on Marines, about 75 to 85% of them are with the Marines.

Jim McIlree

Okay. And so it’s your understanding that the Marines would potentially remanufacture in some fashion all of the vehicles in their fleet?

Michael Moody

Well, they bring the older vehicles to the most current specifications.

Jim McIlree

Right, okay.

Michael Moody

But yes, the vast majority of the vehicles in the fleet.

Jim McIlree

Okay, very good. And I think you’re going to tell me that you aren’t going to answer this question but I’ll try it anyway. If you take the ‘07 net income it implies that Q4 was very weak. Were there any specific or unusual costs in Q4 that would lead to such a weak number?

Michael Moody

I hesitate to answer that question until the next conference call. When we publish the 10-K I’ll answer that question.

Jim McIlree

Okay. Going forward then, do you have a target profitability level in terms of either operating margins or pre-tax margins that you think is appropriate for this business?

Michael Moody

We’re obviously working on what we think are the appropriate numbers. I really prefer at this stage not to quote those. I think it might be a good foundation once we have the 2007 10-K out there that we can have a discussion much more focused on numbers and so I think at this stage, I would prefer to hold that conversation off.

Jim McIlree

Okay, and on the cash level, Michael, I think I heard you say you have 70 million in cash and that would be as of right now?

Michael Moody

As of right now.

Jim McIlree

Right now, okay. Very good, okay, thank you very much.

Michael Moody

Thank you.

Operator

We’ll go next to [James Cross] with Franklin Templeton.

James Cross

Hi, thanks for holding the conference call and taking my question. Do you expect to make money this year?

Michael Moody

We obviously run this to be a for profit business. That’s our expectation is to run a for profit business.

James Cross

And what do you expect in a broad range, the cash to be at year-end or maybe you could talk about significant usages of cash this year.

Michael Moody

I can’t really provide you with a number at the end of the year. I mean the cash usage this year is going to be really for ordinary working capital purposes, unless there is a significant order for Cheetah and then there may be some capital expenditures surrounding that.

James Cross

Okay. Can you gauge - when do you expect to be able to file, is this one of those indefinite things like the auctions investigations have been or is this more of a finite time period to get the filing done?

Michael Moody

The objective of the management which includes Francis Scheuerell our interim Chief Financial Officer is to file an accurate 10-K. When we’re comfortable we have an accurate 10-K, that’s been audited, we’ll file it.

James Cross

Can you give a ballpark range in what amount of service, support, and engineering revenue you expect this year?

Michael Moody

$100 million.

James Cross

And when do you expect the Marines to make a decision on how much and what type of remanufacturing and upgrading they expect to do?

Michael Moody

I don’t know that we’ve got an exact time frame, but certainly, they’re actively discussing it, so I think it’s now through the Summer some time I suppose is our view.

James Cross

And do they have the funding in place for that? Is it already appropriated and authorized?

Michael Moody

Not at this stage.

James Cross

I had thought that a large portion of that was authorized in the original MRAP budget.

Michael Moody

Damon?

Damon Walsh

It could be, if they reprogram they could use some of their MRAP money, their existing MRAP money to support that but more than likely it will be FY ‘09 funding that will start the remanufacture program.

James Cross

Only if we go into a continuing resolution situation with the FY ‘09 budget proposal that would potentially delay this funding?

Damon Walsh

Yes. I’m not sure, I’m not smart enough on what a CRA impact one on O&M funding. If they did this with O&M they, I don’t think this would constitute a new start program. You might know better than I.

James Cross

Doubtful, and lastly, can you give us an update on MRAP-2?

Damon Walsh

MRAP-2 testing is still ongoing. We have, they’re in the final stages of — they finished testing our coupons and are currently finishing testing on the vehicle. We’re working closely with the Marine Corps every day.

James Cross

Okay. That’s all of my questions, thanks very much.

Michael Moody

Thank you.

Operator

We’ll take a follow-up from Chris Donaghey with SunTrust Robinson Humphrey.

Chris Donaghe

I’m just trying to boil down a couple of the questions that have come since I asked mine, and the real question is do you have a reasonable expectation to fill the order book in the back half of the year through either remanufacture activity or Cheetah or international orders and do you expect to be producing vehicles in 2009?

Michael Mood

We certainly have a large part of 2000 order book filled, and it’s largely through producing vehicles and then this expectation in terms of remanufacturing. We don’t have any specific orders in 2009. We’re obviously actively looking at the foreign military sales of the remanufacture with the other areas that are going on, but certainly, what we’re looking at doing is being in a position of producing vehicles next year but we have no orders and that’s with the exception of Buffalo which we will continue obviously during the whole time, but we are actively seeking to place orders in the 2009 year now.

Chris Donaghe

Right and I guess the analogy here is that a commercial company typically has to work at filling its order book. It usually doesn’t at this stage of the year, doesn’t have a tremendous amount of orders booked for next year, so given your cost approach, I understand the business model and the sales play in this but I guess just looking at the pipeline, is there a reasonable expectation this will come through and that the factory will be running and producing vehicles in 2009?

Michael Mood

Well, we have, as we’ve indicated before, we got the vehicle, with the survivability and sustainability record. We’re actively seeking international sales, we’re talking about remanufacture and obviously that’s all directed towards filling this order book out. The other thing I’d say is having an order book filled up through 2008 is I think this is the longest order book this Company has had, even though I know that we and other folks are looking towards orders in 2009, in Force Protection’s history this current order book has had a fair way.

Chris Donaghe

Okay, great, thanks again.

Michael Mood

Thank you, Chris.

Operator

We’ll take a follow-up from Tim Quillin with Stephens Inc.

Tim Quilli

Yes, I just had one quick follow-up. Do you have in front of you the expected vehicle shipments by GD that will flow through your income statement? Thank you.

Michael Mood

Not really. The only thing I would say to you in general terms, it’s a 50/50 deal, so I think that if you can look at our MRAP Cougar vehicles that’s basically a 50/50 and it’s mirrored by what GD is do doing.

Tim Quilli

Understood, thank you.

Operator

We’ll go next to Patrick McCarthy with FBR Capital Markets.

Patrick McCarth

Good afternoon, I just had two quick questions for you. First, I was wondering if you could just talk about what type of scenarios are being examined with regards to the GD relationship at the current time?

Michael Mood

I think the best thing is just to maybe add a little bit to what I said before. The relationship was put in place specifically to make the Marines requirements MRAP, so there was a need when that opportunity arose to put this relationship in place and it’s been a good relationship and it’s allowed these vehicles to be delivered and we have an excellent relationship with the customer and I think GD and Force Protection now see that there’s a chance to think about this relationship more strategically than from an opportunistic point of view, and we’re taking a broad view of that, a very broad view of how the partnership or the relationship between these two companies might be beneficial. Obviously, Force Protection is in the sustainability solutions business and General Dynamics is a large contractor so there are lots of ways in which we could potentially develop this relationship.

Patrick McCarth

Okay and then you spent quite a bit of time speaking about the Cheetah and I’m wondering what you think occurs there. Do you think it’s a possibility that Cheetah ends up being some sort of interim vehicle between the current Humvee and JLTV or?

Michael Mood

We certainly believe that JLTV is, I mean the dates are 2014 and 2015. We believe there are immediate operational requirements for an interim vehicle. We believe that the Cheetah meets or largely meets those requirements, so absolutely. This is something much shorter than 2014 or 2015.

Patrick McCarth

Okay, thank you.

Michael Mood

Thank you.

Operator

And we’ll take a follow-up from Jim McIlree with Collins Stewart.

James Cros

Thanks again. I just wanted to make sure I heard correctly in response to a question on spares and service this year, did you say $100 million this year you expect it? Or was that ‘07?

Michael Mood

This is the year 2008 we expect the number to be 100 million.

James Cros

Okay. Very good, that was it, thank you.

Michael Mood

Thank you.

Operator

(OPERATOR INSTRUCTIONS) At this time, we have no additional questions in the queue. Mr. Moody I’d like to turn the conference back to you for any additional or closing comments.

Michael Mood

Thank you very much. I’d really like to thank everyone for participating in the call today, as I indicated before, we will be having conference calls on a regular basis and I certainly hope that you join us for our next conference call. Thank you very much.

Operator

This concludes today’s conference.  We appreciate your participation. You may now disconnect.